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                                                                 EXHIBIT 10.25.2

                            OPTION TO RENEW AGREEMENT

BETWEEN:  BRUCE N. HUNTLEY CONTRACTING LIMITED
          (hereinafter referred to as: "Lessor")

AND:      PHOTON DYNAMICS CANADA INC.
          (hereinafter referred to as "Lessee")

Whereas Bruce N. Huntley Contracting Limited and Photon Dynamics Canada Inc. have entered into a lease concerning the property known as 221 Whitehall Drive, Markham, Ontario consisting of 50,015 square feet as more particularly described in the aforementioned Lease.

The Lessee and Lessor herein agree to the following amendments to the Lease save and except Landlord's work and Rent Free periods.

TERM: NOVEMBER 1, 2002 - OCTOBER 31, 2007

RATE:     NET/NET
TERM                       PER SQ.FT.     ANNUAL         MONTHLY
NOV. 1/02 - OCT. 31/04       $ 6.25    $ 312,593.75    $ 26,049.47
NOV. 1/04 - OCT. 31/05       $ 6.75    $ 337,601.25    $ 28,133.43
NOV. 1/05 - OCT. 31/06       $ 7.00    $ 350,105.00    $ 29,175.41
NOV. 1/06 - OCT. 31/07       $ 7.25    $ 362,608.75    $ 30,217.39

OPTION TO RENEW:
The Tenant when not in default shall have the option to extend the Lease for a further term of FIVE years on the same terms and conditions, save and except Lease rate. The rent during the renewal period shall be at the market rate as agreed between the parties, and failing such agreement, as determined by an arbitrator appointed by the parties. The Option to Renew shall be exercised by the Tenant in writing to the Landlord at least six months prior to the expiry of this term or the option will be null and void.

CHANGE: to Section 33 of Lease Agreement "Improvements and Alterations" Last paragraph will read as follows:

That at the expiration of the Term of this Lease, provided that the Tenant is not in default hereunder, the Tenant, at the option of the Landlord acting reasonably shall repair all damages caused by removal of Tenant's equipment. Said damages to the Demised Premises shall be attended to in a good and workmanlike manner and any damage to the Demised Premises occasioned thereby shall be promptly repaired by the tenant at its own expense. Should the Tenant not repair any damages, the Landlord may effect such repairs and charge to the Tenant any and all costs incurred by the Landlord in doing so.

CHANGE: to Section 3 of Lease Agreement "Option To Purchase And/Or Lease

PROVIDED the Tenant is not in material default under any of the terms and conditions of the Lease, and provided that the Lease is in good standing, the Landlord hereby grants to the Tenant, Right of First Refusal to Lease or Purchase on 181, 201, 241 Whitehall Drive. Upon written notice, the Tenant shall have three (3) business days within which to submit a bona fide Offer to Lease/Purchase for the said space. If the Tenant fails to submit a written offer within the three (3) business day period in the manner aforesaid, the Tenant shall be deemed to have waived its Right of First Refusal and the Landlord shall be free to lease/sell the said space or part thereof.

TENANT'S WORK:

- To paint interior office area, excluding coved ceiling.

Dated at Toronto Ontario, this 24 day of May 2002

BRUCE N. HUNTLEY CONTRACTING LIMITED

/s/ Joan Hunt
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Witness: /s/ [ILLEGIBLE]
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Dated at Markham Ontario, this 24th day of May 2002

PHOTON DYNAMICS CANADA INC.

/s/ George Tepelenas
-----------------------------------------
George Tepelenas, Vice President, Finance

Witness: /s/ [ILLEGIBLE]
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